Exhibit 99.1

root9B Names David Aucsmith Chief Scientist

COLORADO SPRINGS, Colo., Jan. 26, 2016 /PRNewswire/ -- root9B, a root9B Technologies Company (RTNB), a leading provider of advanced cybersecurity products, services, and training for commercial and government clients, announced today David Aucsmith is joining the company as its Chief Scientist. Previously, Aucsmith was the Senior Principal Research Scientist at the Applied Physics Laboratory of the University of Washington, Senior Director of Microsoft's Institute for Advanced Technology in Governments, and Intel's Chief Security Architect.

Aucsmith has worked in a variety of security-focused technology areas including secure computing systems, secure communications systems, security architecture, cryptography and cryptographic systems, steganography and network intrusion detection.  He is a former officer in the U.S. Navy and has written extensively on cybercrime, cyber espionage, and cyber warfare.

"I am excited by the opportunity with root9B to focus on proactive cyber defense and active adversary pursuit," said Aucsmith. "Cybersecurity's greatest challenge is the quest for smarter automated defenses. root9B's focus on Manned Information Security is the missing part of a larger solution. I believe root9B has both the opportunity and resolve to make proactive cyber defense reliable, scalable, and available."

Aucsmith has represented numerous international, government, and academic organizations including:

●	Senior Director of Microsoft's Institute for Advanced Technology in Governments

●	Intel's Chief Security Architect

●	National Academy advisory board on Survivability and Lethality Analysis;

●	Directorate Advisory Council for the National Security Directorate of Pacific Northwest National Labs;

●	Co-chairman of the FBI's Information Technology Study Group;

●	A member of the President's Task Force on National Defense and Computer Technology

●	A member of the Department of Defense's Global Information Grid Senior Industry Review Group.

Aucsmith was also the United States industry representative to the G8 Committee on Organized, Transnational, and Technological Crime during the Clinton administration where he participated in the G8 summits in Paris, Berlin and Tokyo.

"David brings extensive and diverse experience as a thought leader and scientist from across the technology, research, and commercial cyber arena," said Eric Hipkins, root9B's Chief Executive Officer. "Our focus and unique approach to Active Adversary Pursuit, Manned Information Security, and Threat Intelligence continues to attract the best talent from the commercial and government sectors. We are excited to have David join the root9B team."

About root9B

Based in Colorado Springs, CO, root9B is a leading provider of advanced cybersecurity services and training for commercial and government clients. Combining cutting-edge technology, tactics development, specialty tools, and deep mission experience, root9B personnel leverage their extensive backgrounds in the U.S. Intelligence Community to conduct advanced vulnerability analysis, penetration testing, digital forensics, incident response, industrial control system (ICS) security, and active adversary pursuit (HUNT) engagements on networks worldwide. For more information, visit www.root9B.com.

About root9B Technologies, Inc.

root9B Technologies (RTNB) is a leading provider of Cybersecurity and Regulatory Risk Mitigation Services. Through its wholly owned subsidiaries root9B and IPSA International, root9B Technologies delivers results that improve productivity, mitigate risk and maximize profits. Its clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a broad range of industries including local, state and government agencies. For more information, visit www.root9btechnologies.com.

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